Exhibit 99

Carpenter Technology Reports Record First Quarter Results

    WYOMISSING, Pa.--(BUSINESS WIRE)--Oct. 24, 2005--Carpenter
Technology Corporation (NYSE:CRS):

    Highlights:

    --  Net income up 103% to a first quarter record $40 million

    --  An increase of 78% in operating income from a year ago

    --  Record first quarter sales of $346 million, up 16%

    Carpenter Technology Corporation (NYSE:CRS) today reported record first quarter sales and net income. The results reflected robust conditions in the aerospace market, increased sales of higher value materials, and the benefits from the company's continued focus on lean and variation reduction.
    Net sales for the first fiscal quarter ended September 30, 2005 were $346.0 million, compared with $297.6 million for the same quarter a year ago.
    Net income in the recent first quarter was $40.1 million, or $1.54 per diluted share, compared to net income of $19.8 million, or $0.80 per diluted share, a year ago.
    Free cash flow in the recent first quarter was $0.7 million, compared with free cash flow of $27.3 million in the quarter a year ago. The lower free cash flow partially reflected investments in additional working capital required to support future sales. At September 30, 2005, net debt was $59.4 million or $144.4 million lower than a year ago.

    First Quarter - Operating Summary

    "We achieved a record first quarter as a result of favorable market conditions, particularly in aerospace, and our continued focus on operational excellence through lean and variation reduction," said Robert J. Torcolini, chairman, president and chief executive officer. "We are especially pleased to have achieved these results given the escalating costs of energy and the continued high prices of raw materials.
    "Our business operating model, which focuses on the sale of higher value products and on reducing complexity through the elimination of marginally profitable products, has created significant operating leverage."
    Carpenter's sales increased 16 percent in the first quarter from a year ago, which reflected a better product mix, higher base selling prices and surcharges. Excluding surcharge revenue, sales increased 15 percent from the first quarter a year ago.
    Sales increased in most major end-use markets during the first quarter versus the same quarter a year ago. Aerospace market sales increased 48 percent, which reflected strong demand for premium alloys and ceramics used in the manufacture of jet engines and titanium used in the manufacture of structural components.
    Medical market sales increased 51 percent from the first quarter a year ago as a result of growth with key customers, international sales growth and increased selling prices.
    Power generation market sales decreased 3 percent. However, excluding the sales of a divested business, power generation market sales increased 27 percent from the first quarter a year ago. The increase reflected higher selling prices, surcharges and marginally higher demand.
    Sales to the automotive and truck markets were 8 percent higher due to base pricing actions, surcharges and increased demand for ceramic materials used in engine components for trucks. The sales growth was tempered by reduced shipments of specialty and stainless alloys.
    Industrial market sales increased 4 percent primarily as a result of higher base prices, surcharges and the sale of higher value materials to capital equipment manufacturers. The increased sales were partially offset by the intentional reduction in the sale of marginally profitable products.
    Sales to the consumer market decreased 9 percent from the first quarter a year ago. Reduced sales of materials used in consumer durable goods and reduced shipments of marginally profitable products accounted for a majority of the change.
    Geographically, sales outside the United States increased 27 percent from a year ago and represented 30 percent of first quarter sales. In the recent first quarter, sales outside the United States benefited from strength in the European aerospace and medical markets.
    Carpenter's gross profit in the first quarter increased to $91.7 million, or 26.5 percent of sales, from $63.4 million, or 21.3 percent of sales, in the quarter a year ago.
    The 520 basis point increase in the gross profit margin reflected a better product mix due to increased sales of higher value materials, notably to the aerospace, medical, and power generation markets, and higher base prices. Margins also benefited from lean initiatives, variation reduction and the intentional reduction in the sale of marginally profitable products.
    In the first quarter of fiscal 2006, selling and administrative expenses were $28.0 million, or 8.1 percent of sales, compared to $27.7 million, or 9.3 percent of sales, in the same quarter a year ago.
    Carpenter's first quarter operating income increased to $63.7 million, or 18.4 percent of sales, from $35.7 million, or 12.0 percent of sales, a year ago. The increase from a year ago reflected the improvement in gross profit and a continued focus on managing selling and administrative expenses.

    Outlook

    "The strength of the recovery in the aerospace market should continue to drive demand for our premium alloys, titanium and ceramic materials," Torcolini said. "We are leveraging these opportunities by improving the fundamentals of our business by pricing products for the value delivered, reducing complexity through product mix management and by focusing on lean and variation reduction.
    "Based on current market conditions and our operational effectiveness initiatives, we expect to achieve another record year."
    Accordingly, Carpenter is now raising its free cash flow expectations for fiscal 2006 to be in excess of $125 million. The company previously estimated that free cash flow would be in excess of $100 million.

    Segment Results - First Quarter

    Specialty Metals

    Net sales for the quarter ended September 30, 2005 for the Specialty Metals segment, which includes the Specialty Alloys Operations (SAO), Dynamet, and Carpenter Powder Products (CPP) business units, were $321.3 million, compared to $267.0 million in the same quarter a year ago.
    SAO sales increased 16 percent from the same quarter a year ago. The increase was due primarily to increased demand of higher value materials from the aerospace and medical markets, pricing actions and surcharges. SAO shipments decreased 16 percent from the quarter a year ago primarily reflecting the strategy to reduce the sale of marginally profitable products, and lower demand from the automotive and consumer markets.
    Dynamet's sales increased 59 percent in the first quarter versus a year ago. Robust demand from the aerospace market, continued growth in the domestic and foreign medical markets, and higher base selling prices were principally responsible for the sales growth. The sales increase also reflected the impact of a significant rise in titanium material costs.
    CPP's sales were 45 percent higher than a year ago due to sales growth in Europe and Asia, market share gains and higher selling prices.
    Operating income for the Specialty Metals segment was $61.0 million, compared to $32.8 million a year ago. The increase in operating income reflected the effects of increased volumes of higher value materials, higher base prices and continued operational improvements through lean and variation reduction.

    Engineered Products Segment

    Net sales for this segment, which includes sales of ceramic and fabricated metal components, were $25.1 million, compared to $31.2 million a year ago. Last year's first quarter included $7.4 million in sales from a business that was divested in the fourth quarter of fiscal 2005.
    Operating income for the Engineered Products segment increased to $5.2 million from $4.6 million a year ago. The divested business had a negligible impact on operating income in the quarter a year ago. Operating income benefited from higher sales, increased base selling prices and better operating efficiencies from lean and variation reduction.

    Net Pension Expense

    In the first quarter of fiscal 2006, Carpenter had pre-tax net pension expense of $2.7 million. This amount was partially offset by the favorable tax effects of Medicare Part D, which resulted in net pension expense of $0.06 per diluted share. This compares to pre-tax net pension expense of $0.6 million, or less than $0.01 per diluted share, for the same quarter a year ago.
    The increase in the net pension expense in the first quarter of fiscal 2006 from a year ago primarily results from a decrease in the discount rate from 6.25 percent to 5.00 percent.
    The net pension amount is actuarially determined as of each June 30 and typically held constant throughout the fiscal year. The company's defined benefit pension plan remains well funded and, as in prior years, the company is not required to make a cash contribution to the plan.

    Other Items

    Interest expense for the quarter increased to $6.0 million from $5.8 million in the first quarter a year ago. The increase in interest expense primarily reflected higher interest rates, which more than offset the benefit from reduced debt levels.
    Other income for the first quarter was $3.0 million as compared to $0.6 million in the first quarter a year ago. Increased interest income from invested cash and foreign exchange gains were the primary contributors to the change.

    Cash Flow and Liquidity

    Carpenter has maintained the ability to provide cash to meet its needs through cash flow from operations, management of working capital and the flexibility to use outside sources of financing to supplement internally generated funds.
    Free cash flow in the recent first quarter was $0.7 million, compared with free cash flow of $27.3 million in the first quarter a year ago. The decrease in free cash flow primarily reflected an increase in inventories needed to support future sales, and reductions in accounts payable and accrued liabilities.
    Carpenter believes that its current financial resources, both from internal and external sources, will be more than adequate to meet its foreseeable needs.

    Conference Call

    Carpenter will host a conference call and webcast today, October 24, at 1:30 p.m., Eastern Time, to discuss the results of operations for the first quarter of fiscal 2006.
    Please call 610-208-2800 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.

    Carpenter produces and distributes specialty alloys, including superalloys, stainless steels, titanium alloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.

    Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2005, and the exhibits attached to that filing. These uncertainties include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, power generation, automotive, industrial and consumer, or other influences on Carpenter's business such as new competitors, the consolidation of customers and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy and raw materials or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; and 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.



                   CONSOLIDATED STATEMENT OF INCOME
                 (in millions, except per share data)


                                                 Three Months Ended
                                                    September 30
                                               -----------------------
                                                   2005        2004
                                               ------------ ----------

NET SALES                                           $346.0     $297.6

Cost of sales                                        254.3      234.2
                                               ------------ ----------
Gross profit                                          91.7       63.4

Selling and administrative expenses                   28.0       27.7
                                               ------------ ----------
Operating income                                      63.7       35.7

Interest expense                                       6.0        5.8
Other income, net                                     (3.0)      (0.6)
                                               ------------ ----------

Income before income taxes                            60.7       30.5
Income taxes                                          20.6       10.7
                                               ------------ ----------
NET INCOME                                           $40.1      $19.8
                                               ============ ==========

EARNINGS PER COMMON SHARE:
   Basic                                             $1.59      $0.83
                                               ============ ==========
   Diluted                                           $1.54      $0.80
                                               ============ ==========


WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
   Basic                                              25.0       23.5
                                               ============ ==========
   Diluted                                            25.9       24.5
                                               ============ ==========

Cash dividends per common share                      $0.15    $0.0825
                                               ============ ==========






                             PRELIMINARY
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in millions)

                                                  Three Months Ended
                                                     September 30
                                                 ---------------------
                                                   2005       2004
                                                 ---------- ----------

OPERATIONS:
  Net income                                         $40.1      $19.8
  Adjustments to reconcile net income to
   net cash provided from operations:
    Depreciation                                      11.0       11.7
    Amortization                                       0.6        0.9
    Deferred income taxes                              0.3        6.4
    Net pension expense                                2.7        0.6
    Net loss on asset disposals                        0.2        0.1
  Changes in working capital and other:
    Receivables                                        4.3        3.4
    Inventories                                      (25.6)     (17.8)
    Other current assets                               0.5       (2.1)
    Accounts payable                                 (12.4)       6.6
    Accrued current liabilities                      (10.1)       1.5
    Other, net                                        (1.3)       1.0
                                                 ---------- ----------
Net cash provided from operations                     10.3       32.1
                                                 ---------- ----------

INVESTING ACTIVITIES:
  Purchases of plant, equipment and software          (5.7)      (2.5)
  Proceeds from disposals of plant and equipment       0.2         --
  Purchases of marketable securities                 (73.9)     (41.5)
  Sales of marketable securities                      72.3        8.1
                                                 ---------- ----------
Net cash used for investing activities                (7.1)     (35.9)
                                                 ---------- ----------

FINANCING ACTIVITIES:
  Net change in short-term debt                         --       (0.5)
  Dividends paid                                      (4.1)      (2.3)
  Proceeds from issuance of common stock               3.1       21.1
                                                 ---------- ----------
Net cash (used for) provided from financing
 activities                                           (1.0)      18.3
                                                 ---------- ----------

Effect of exchange rate changes on cash and cash
 equivalents                                           0.2       (0.7)
                                                 ---------- ----------

INCREASE IN CASH AND CASH EQUIVALENTS                  2.4       13.8
Cash and cash equivalents at beginning of period     163.8       76.6
                                                 ---------- ----------
Cash and cash equivalents at end of period          $166.2      $90.4
                                                 ========== ==========



Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.





                             PRELIMINARY
                      CONSOLIDATED BALANCE SHEET
                            (in millions)

                                               September 30  June 30
                                                   2005        2005
                                               ------------ ----------

ASSETS
Current assets:
  Cash and cash equivalents                         $166.2     $163.8
  Marketable securities                              108.2      106.6
  Accounts receivable, net                           188.7      193.4
  Inventories                                        254.3      228.6
  Deferred income taxes                                6.1        7.4
  Other current assets                                34.5       31.8
                                               ------------ ----------
     Total current assets                            758.0      731.6

Property, plant and equipment, net                   563.3      569.2
Prepaid pension cost                                 249.9      250.8
Goodwill                                              46.4       46.4
Trademarks and trade names, net                       20.9       21.1
Other assets                                          33.8       34.3
                                               ------------ ----------
Total assets                                      $1,672.3   $1,653.4
                                               ============ ==========

LIABILITIES
Current liabilities:
  Accounts payable                                  $121.0     $133.4
  Accrued liabilities                                103.1      115.5
  Current portion of long-term debt                    0.2        0.2
                                               ------------ ----------
     Total current liabilities                       224.3      249.1

Long-term debt, net of current portion               333.6      333.7
Accrued postretirement benefits                      106.7      108.5
Deferred income taxes                                193.0      192.5
Other liabilities                                     46.3       45.4
                                               ------------ ----------
Total liabilities                                    903.9      929.2
                                               ------------ ----------


STOCKHOLDERS' EQUITY
  Convertible preferred stock                         19.0       19.7
  Common stock                                       130.6      129.7
  Capital in excess of par value - common
   stock                                             283.4      278.1
  Reinvested earnings                                390.5      354.5
  Common stock in treasury, at cost                  (35.9)     (35.8)
  Deferred compensation                               (8.4)      (9.2)
  Accumulated other comprehensive loss               (10.8)     (12.8)
                                               ------------ ----------
     Total stockholders' equity                      768.4      724.2
                                               ------------ ----------

Total liabilities and stockholders' equity        $1,672.3   $1,653.4
                                               ============ ==========





                              PRELIMINARY
                        SEGMENT FINANCIAL DATA
                             (in millions)


                                                   Three Months Ended
                                                      September 30
                                                  --------------------
                                                    2005       2004
                                                  ---------- ---------

Net sales:
  Specialty Metals                                   $321.3    $267.0
  Engineered Products                                  25.1      31.2
  Intersegment                                         (0.4)     (0.6)
                                                  ---------- ---------

  Consolidated net sales                             $346.0    $297.6
                                                  ========== =========

Operating income:
  Specialty Metals                                    $61.0     $32.8
  Engineered Products                                   5.2       4.6
  Corporate costs                                      (5.1)     (5.1)
  Pension earnings, interest & deferrals                2.6       3.7
  Intersegment                                           --      (0.3)
                                                  ---------- ---------

   Consolidated operating income                      $63.7     $35.7
                                                  ========== =========


Carpenter is organized in the following business units: Specialty Alloys Operations, Dynamet, Carpenter Powder Products and Engineered Products. For segment reporting, the Specialty Alloys Operations, Dynamet and Carpenter Powder Products operating segments have been aggregated into one reportable segment, Specialty Metals, because of the similarities in products, processes, customers, distribution methods and economic characteristics.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."






                              PRELIMINARY
                      SELECTED FINANCIAL MEASURES
                 (in millions, except per share data)


                                                   Three Months Ended
                                                      September 30
                                                   -------------------
FREE CASH FLOW                                       2005      2004
                                                   --------- ---------

Net cash provided from operations                     $10.3     $32.1
Purchases of plant, equipment and
 software                                              (5.7)     (2.5)
Proceeds from disposals of plant and
 equipment                                              0.2        --
Dividends paid                                         (4.1)     (2.3)
                                                   --------- ---------
Free cash flow                                         $0.7     $27.3
                                                   ========= =========

Free cash flow is a measure of cash generated which management evaluates for alternative uses.


                                         September           September
                                            30      June 30     30
NET DEBT                                   2005       2005     2004
                                         --------- --------- ---------

Short-term debt                              $---      $---      $1.7
Current portion of long-term debt             0.2       0.2      20.2
Long-term debt, net of current portion      333.6     333.7     334.5
                                         --------- --------- ---------
Total debt                                  333.8     333.9     356.4
Cash                                       (166.2)   (163.8)    (90.4)
Marketable securities                      (108.2)   (106.6)    (62.2)
                                         --------- --------- ---------
Net debt                                    $59.4     $63.5    $203.8
                                         ========= ========= =========

Accumulated cash and marketable securities can be used for debt repayment, if appropriate.


                                                   Three Months Ended
                                                      September 30
                                                   -------------------
NET PENSION EXPENSE                                  2005      2004
                                                   --------- ---------

Pension plan expense (income)                          $1.5     ($0.6)
Other postretirement benefits expense                   1.2       1.2
                                                   --------- ---------
Pre-tax net pension expense                             2.7       0.6
Income tax benefit                                     (1.2)     (0.5)
                                                   --------- ---------
Net pension expense                                    $1.5      $0.1
                                                   ========= =========

Net pension expense per share                         $0.06     $0.00
                                                   ========= =========

Weighted average diluted common shares                 25.9      24.5
                                                   ========= =========

Grouping these retirement benefits together, and discussing changes in this volatile net expense is helpful in analyzing the operational performance of the company.

    CONTACT: Carpenter Technology Corporation
             Investor and Media Inquiries:
             Jaime Vasquez, 610-208-2165
             jvasquez@cartech.com